Exhibit (k)(10)

Oxford Park Income Fund, Inc.

8 Sound Shore Drive, Suite 255

Greenwich, CT 06830

Re: Investment Advisory Agreement between Oxford Park Income Fund, Inc. and Oxford Park Management, LLC

This waiver letter agreement (this “Waiver Letter”) to the Investment Advisory Agreement, dated as of February 14, 2023 (the “Agreement”), by and between Oxford Park Income Fund, Inc., a Maryland corporation (the “Company”), and Oxford Park Management, LLC, a Connecticut limited liability company (the “Adviser”), is made this 20th day of November, 2024. This Waiver Letter extends the waiver letter agreement, dated as of April 3, 2023, by and between the Company and the Adviser.

Unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the Agreement.

Pursuant to this Waiver Letter, the Adviser hereby agrees to irrevocably waive (i) any base management fee due from the Company to the Adviser for the quarter ending March 31, 2025 pursuant to the Agreement and (ii) any income incentive fee due from the Company to the Adviser for the quarter ending March 31, 2025 pursuant to the Agreement.

This Waiver Letter shall be construed in accordance with the laws of the State of New York. For so long as the Company is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), this Waiver Letter shall also be construed in accordance with the applicable provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), in such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the 1940 Act or the Advisers Act, the 1940 Act and the Advisers Act shall control.

This Waiver Letter may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

[Remainder of Page Intentionally Blank]

Very truly yours,

OXFORD PARK MANAGEMENT, LLC

By:	/s/ Saul B. Rosenthal
Name:	Saul B. Rosenthal
Title:	President

ACKNOWLEDGED AND AGREED:

OXFORD PARK INCOME FUND, INC.

By:	/s/ Jonathan H. Cohen
Name:	Jonathan H. Cohen
Title:	Chief Executive Officer

[Signature page to Waiver Letter to Investment Advisory Agreement]